CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of a.k.a. Brands Holding Corp. of our report dated March 9, 2023 relating to the financial statements, which appears in the Annual Report of a.k.a. Brands Holding Corp. on Form 10-K for the year ended December 31, 2022.
/s/ PricewaterhouseCoopers
Melbourne, Australia
October 4, 2023